Independent Auditors’ Consent

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed with the Securities & Exchange Commission on December 16, 2004) pertaining to the Grant Prideco, Inc. Employee Stock Purchase Plan of our report dated November 15, 2004, with respect to the balance sheets of voestalpine Tubulars GmbH & Co KG as of March 31, 2004 and 2003, and the related statements of income for the years then ended, which report appears in Amendment No. 2 to Form 10-K for the fiscal year ended December 31, 2003 of Grant Prideco, Inc. Our report includes an explanatory paragraph that states that, as described in Note 6, the financial statements of the Company as of and for the year ended March 31, 2004 have been restated to reflect a resolution passed by the Partners to increase the amount of net profit available for distribution to Partners in future periods.

Vienna, Austria
December 16, 2004

KPMG Alpen-Treuhand GmbH
Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

/s/ Mag. Helmut Kerschbaumer	/s/ Mag. Rainer Hassler

Wirtschaftsprüfer und Steuerberater
(Austrian Certified Public Accountants)